Exhibit 99.1

DigitalBridge and IFM Investors Complete $11 Billion Take-Private of Switch

BOCA RATON, Fla., MELBOURNE, Australia and LAS VEGAS – December 6, 2022 – DigitalBridge Group, Inc. (NYSE: DBRG) (“DigitalBridge”) and IFM Investors today announced they have completed their previously announced transaction in which funds affiliated with the investment management platform of DigitalBridge and an affiliate of IFM Investors acquired all outstanding common shares of Switch, Inc. (“Switch”) for $34.25 per share in cash, or approximately $11 billion, including the repayment of outstanding debt.

“We are excited to embark on the next chapter of Switch’s evolution in partnership with DigitalBridge and IFM Investors, two leading digital infrastructure investment firms,” said Rob Roy, Founder and Chief Executive Officer of Switch. “With their strategic expertise and financial resources, Switch is ideally positioned to meet growing customer demand for the world’s most advanced and environmentally sustainable data center infrastructure.”

Jon Mauck, Senior Managing Director at DigitalBridge Investment Management, said, “We are delighted to partner with Rob and the Switch team as DigitalBridge continues to grow our portfolio of high-quality digital infrastructure assets globally. With a shared vision for the future of communications infrastructure, Switch, IFM Investors and DigitalBridge are ideal partners, and together we will scale Switch’s business domestically and internationally to meet the robust enterprise demand for mission-critical digital infrastructure.”

Kyle Mangini, Global Head of Infrastructure at IFM Investors, said, “IFM Investors is excited to join DigitalBridge to support Switch in its next phase of growth. Switch’s excellence in data center design and operations, along with its industry leadership in sustainability, makes the company an ideal fit for IFM Investors as we seek to deliver returns to our investors and maximize the retirement savings of the millions of working people they represent.”

With the completion of the transaction, Switch common stock is no longer listed for trading. Switch was previously traded on the New York Stock Exchange under the ticker symbol “SWCH.”

Debt financing for the transaction was led by TD Securities, who acted as Joint Lead Arranger, Joint Bookrunner and Administrative Agent, along with Joint Lead Arrangers and Joint Lead Bookrunners Societe Generale, Royal Bank of Canada, Citizens Bank, N.A., Truist Securities, Inc., Banco Santander, S.A., The Bank of Nova Scotia, and MUFG Bank Ltd. Dechert LLP served as legal counsel to the lenders. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as financial advisors to the Special Committee of the Board of Directors of Switch, and Latham & Watkins LLP acted as its legal counsel. RBC Capital Markets, LLC served as lead financial advisor and TD Securities served as co-advisor to DigitalBridge and IFM, and Simpson Thacher & Bartlett LLP acted as their legal counsel.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements in this press release include, but are not limited to, statements regarding the consummation of the transaction described above, future development and data center campus capacity. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the demand for, and the growth and development of, Switch’s business and its technology, the growth of the digital infrastructure industry, Switch’s market position, and the ability of the parties to realize the benefits expected from the transaction. The forward-looking statements in this press release are based on information available to Switch, DigitalBridge, and IFM Investors as of the date hereof, and Switch, DigitalBridge, and IFM Investors disclaim any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. For additional information regarding forward-looking statements, please refer to discussions under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in Switch’s most recent Annual Report on Form 10-K and in Switch’s other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investor Relations section of its website at investors.switch.com and on the SEC’s website at www.sec.gov.

About Switch

Switch, Inc. is a leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 700 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

About DigitalBridge

DigitalBridge (NYSE: DBRG) is a leading global digital infrastructure firm. With a heritage of over 25 years investing in and operating businesses across the digital ecosystem including cell towers, data centers, fiber, small cells, and edge infrastructure, the DigitalBridge team manages a $50 billion portfolio of digital infrastructure assets on behalf of its limited partners and shareholders. Headquartered in Boca Raton, DigitalBridge has key offices in New York, Los Angeles, London, and Singapore. For more information, visit: www.digitalbridge.com.

About IFM Investors

IFM Investors is a global investment management firm and one of the largest infrastructure investors in the world. Established more than 25 years ago with the aim of protecting and growing the long-term retirement savings of working people, IFM Investors is owned by a group of Australian pension funds and manages, as of June 30, 2022, AU$199 billion (approximately $132 billion). For more information, visit: www.ifminvestors.com.

Switch Investor Contact:

Matthew Heinz, CFA

VP of Investor Relations

(702) 479-3993

investorrelations@switch.com

DigitalBridge Investors:

Severin White

Managing Director, Head of Public Investor Relations

(212) 547-2777

severin.white@digitalbridge.com

DigitalBridge Media:

Jon Keehner / Aura Reinhard / Jack Kelleher

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

DBRG-jf@joelefrank.com

IFM Investors:

Gian-Carlo Peressutti

Director, Public Affairs

IFM Investors

(203) 733 7806

gian-carlo.peressutti@ifminvestors.com